Exhibit 10.1

FUEL TECHNOLOGY PRODUCTS, INC.
DATED:  MARCH 31, 2011

PROMISSORY NOTE

    THIS NOTE (this "Note") is an authorized Note of Fuel Technology Products, Inc., a Nevada Corporation (the "Company"), in the principal amount of $50,000.00 United States Dollars.

    FOR VALUE RECEIVED, the Company agrees to pay to Donald J. Rackemann or his assigns (the “Holder”) the principal sum of fifty thousand dollars (US $50,000.00) (the "Principal Amount") plus interest on the Outstanding Principal Amount at the rate of six percent (6%) per annum occurring from the date of issuance.

    Accrual of interest shall commence on the first day to occur after the date hereof until repayment in full of the principal sum has been made.  The principal of this Note plus interest is payable in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Note Register of the Company as designated in writing by the Holder from time to time.

    The balance of the note, principal and interest shall be paid in full, on or before three years from the date of this note.  There shall be no prepayment penalty.

This Note is subject to the following additional provisions:

1.
If one or more of the "Events of Default" as described below shall occur, the Company agrees to pay all costs and expenses, including reasonable attorney's fees, which may be incurred by the Holder in collecting any amount due under, or enforcing any terms of, this Note.

    (a) The Company shall default in the timely payment of principal or interest; or

    (b) The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

    (c) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment, or

    Then, or at any time thereafter, and in each and in every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default), the Holder may consider this Note immediately due or payable, without presentment, demand, protest or notice of any kind.

2.	This Note shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer hereunto duly authorized.

Dated: March 31, 2011

By: /s/ William H. Marcel
President, Fuel Technology Products, Inc.